Exhibit 10.23

TWELFTH AMENDMENT TO REVOLVING CREDIT
AND SECURITY AGREEMENT
This TWELFTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 4, 2016, by and among VIRCO MFG. CORPORATION, a Delaware corporation (“VMC”), VIRCO INC., a Delaware corporation (“Virco”, and together with VMC, “Borrowers” and, each individually, a “Borrower”), the financial institutions from time to time party to the Credit Agreement (as defined below) as lenders (collectively, “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent for Lenders (PNC, in such capacity, “Agent”), with respect to the following:
Borrowers, Lenders and Agent have previously entered into that certain Revolving Credit and Security Agreement, dated as of December 22, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”).
Borrowers have requested that Agent and Lenders reduce the Maximum Revolving Advance Amount set forth in the Credit Agreement and make certain other amendments to the Credit Agreement. Agent and Lenders are agreeable to the Borrowers’ requests but only on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Loan Documents and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
A.Definitions Incorporated. Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings set forth in the Credit Agreement, as amended hereby.
B.Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:
1.The following new definitions are hereby added to Section 1.2 of the Credit Agreement in proper alphabetical order to read as follows:
“‘Twelfth Amendment’ means the Twelfth Amendment to Revolving Credit and Security Agreement dated as of April 4, 2016 among Borrowers, the Lenders party thereto and Agent.”
“‘Twelfth Amendment Date’ means April 4, 2016.”

2.The definition of “Tangible Net Worth” is hereby deleted from Section 1.2 of the Credit Agreement.

3.The definition of “Applicable Margin” is hereby amended solely by amending and restating the chart contained in such definition in its entirety as follows:

Level	EBITDA (measured fiscal year to date)	Domestic Rate Loans	Eurodollar Rate Loans
I	Less than or equal to ($4,700,000)	1.50	2.50
II	Greater than ($4,700,000), but less than or equal to ($2,800,000)	1.25	2.25
III	Greater than ($2,800,000), but less than or equal to $7,400,000	1.00	2.00
IV	Greater than $7,400,000, but less than or equal to $10,500,000	0.75	1.75
V	Greater than $10,500,000	0.50	1.50
4.Section 1.2 of the Credit Agreement is hereby further amended by amending and restating the following definitions to read in their entirety as follows:
“‘Fee Letter’ means that certain amended and restated fee letter dated as of April 4, 2016 among Borrowers and PNC, as amended, restated or otherwise modified from time to time.”
“‘Fixed Charge Coverage Ratio’ means, for Borrowers on a Consolidated Basis, with respect to any fiscal period, the ratio of:

(a)	EBITDA, plus capitalized lease payments during such period, minus Unfinanced Capital Expenditures made during such period, minus cash taxes paid during such period; to

(b)
the sum of all cash actually expended to make (i) interest payments on any Advances hereunder (other than amortization of fees and other non-interest expense hereunder), plus (ii) payments with respect to any other Funded Debt (other than principal payments in respect of Revolving Advances that are not made in connection with a permanent reduction to the Maximum Revolving Advance Amount), plus (iii) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (iv) capitalized lease payments, plus (v) Restricted Payments.”

“‘Maximum Revolving Advance Amount’ means (a) during the period commencing on March 1 of each fiscal year of VMC and ending on August 31 of such fiscal year, $49,750,000, (b) during the period commencing on September 1 of each fiscal year of VMC and ending on October 31 of such fiscal year, $40,000,000 and (c) during the period commencing on November 1 of each fiscal year of VMC and ending on the last day of February in such fiscal year, $30,000,000.”
“‘Peak Season’ means the period from December 1 through August 31 of each fiscal year of the Borrowers.”
5.Section 2.1(a)(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(iii)    with respect to each fiscal year of the Borrowers, during the respective period set forth below for such fiscal year, the amount applicable to such period

Period	Amount
December	$8,000,000
January	$9,000,000
February	$10,000,000
March	$11,000,000
April	$14,000,000
May	$14,000,000
June	$14,000,000
July	$11,000,000
August 1 through 15	$8,000,000
plus”
6.Section 6.5 is hereby amended and restated in its entirety to read as follows:
“(a) [Reserved].
(b)    Fixed Charge Coverage Ratio. Cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for the consecutive four fiscal quarter period of the Borrowers ending January 31, 2017.
(c)    Minimum EBITDA. Cause to be maintained, for the applicable consecutive fiscal month period ending as of the applicable fiscal month end set forth below, EBITDA as of such fiscal month end of not less than the amount set forth opposite the respective fiscal month period below:

Fiscal Month Period and Fiscal Month End	EBITDA
Fiscal month ending February 29, 2016	Not Measured
Two consecutive fiscal months ending March 31, 2016	Not Measured
Three consecutive fiscal months ending April 30, 2016	$(3,626,000)
Four consecutive fiscal months ending May 31, 2016	Not Measured
Five consecutive fiscal months ending June 30, 2016	Not Measured
Six consecutive fiscal months ending July 31, 2016	$5,256,000
Seven consecutive fiscal months ending August 31, 2016	Not Measured
Eight consecutive fiscal months ending September 30, 2016	Not Measured
Nine consecutive fiscal months ending October 31, 2016	$10,904,000
Ten consecutive fiscal months ending November 30, 2016	Not Measured
Eleven consecutive fiscal months ending December 31, 2016	Not Measured
Twelve consecutive fiscal months ending January 31, 2017	$7,304,000

(d)Setting of Financial Covenants. The financial covenants in this Section 6.5 shall be set on thirty days prior to the first day of the first quarter of the fiscal year, based on a forecast provided by Borrowers that is acceptable to Agent.”
7.Section 7.6 is hereby amended and restated in its entirety to read as follows:
“Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in the 2015 fiscal year, or in any fiscal year thereafter, in an aggregate amount for all Borrowers in excess of $5,000,000.”
8.Section 7.7 of the Credit Agreement is hereby amended by (i) deleting “and” at the end of subclause (b), (ii) deleting the period at the end of subclause (c) and adding “; and” in lieu thereof, and (iii) adding a new subclause (d) in corresponding order to read as follows:
“(d) Borrowers may make Restricted Payments to any Person that owns an Equity Interest in any Borrower on the condition that (i) such Restricted Payments shall not exceed $1,300,000 in the aggregate during any fiscal year; (ii) Borrowers must have a Fixed Charge Coverage Ratio of not less than 1.10:1.00 for the trailing twelve month period ending on the fiscal quarter immediately preceding the date of any such Restricted Payment, (iii) no Default or Event of Default shall have occurred or be continuing, and (iv) no Default or Event of Default shall result from any such Restricted Payment.”
9.Section 9.2. The first sentence of Section 9.2 is hereby amended and restated in its entirety as follows:
“During the Peak Season, deliver to Agent on or before the fifteenth (15th) day of each month (or as frequently as Agent shall require during the existence of a Default) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) and on or before the Wednesday of each week (or as frequently as Agent shall require during the existence of a Default) as and for the prior week (a) accounts receivable roll forwards and ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, and (c) Inventory reports.”
10.Section 13.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Credit Party, Agent and each Secured Party, shall become effective on the date hereof and shall continue in full force and effect until December 22, 2019 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon not less than sixty (60) days’ nor more than ninety (90) days’ prior written notice upon payment in full of the Obligations (other than Inchoate Obligations). In the event this Agreement is terminated prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee as set forth in the Fee Letter.”
C.Amendment Fee. On the date hereof, Agent will have fully earned, in addition to all other fees and charges set forth in the Credit Agreement, a non-refundable amendment fee of $248,750 (the “Amendment Fee”), which shall be due and payable on the earlier of (a) the Early Termination Date or (b) in two yearly installments of $124,375 (each a “Partial Amendment Fee”), which shall be due and payable on January 31, 2017 and January 31, 2018, respectively. The Amendment Fee or any Partial Amendment Fee due hereunder may be charged to the Borrowers’ Account as a Revolving Advance.
D.Conditions Precedent. The obligations of Agent and Lenders hereunder, and this Amendment, will be effective on the date (the “Twelfth Amendment Effective Date”) of satisfaction of each of the following conditions precedent, each in a manner in form and substance acceptable to Agent:
1.Representations and Warranties. The representations and warranties contained herein and in the Credit Agreement shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date, in which case each such representation and warranty shall be true and correct in all material respects as of such specific date;
2.No Default. After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing;
3.Amendment. Borrowers shall have delivered to Agent an executed original of this Amendment;
4.Fee Letter. Borrower shall have delivered to Agent an executed original of the Fee Letter;
5.Amended and Restated Revolving Credit Note. Borrower shall have delivered to Agent an executed original of the amended and restated Revolving Credit Note in form and substance satisfactory to Agent;
6.Inventory Appraisal. Agent shall have received an updated Inventory appraisal satisfactory in form and substance to Agent; and
7.Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby shall be satisfactory in form and substance to Agent and its counsel.
E.Conditions Subsequent. On or before the 90th day after the Twelfth Amendment Effective Date, Agent shall have received a machine and equipment appraisal satisfactory in form and substance to Agent.
F.Representations and Warranties. To induce Lenders and Agent to enter into this Amendment, each Borrower represents and warrants to Lenders and Agent as of the date hereof as follows:
1.Such Borrower has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder. This Amendment has been duly executed and delivered by such Borrower and the Credit Agreement, as amended by this Amendment constitutes the legal, valid and binding obligation of such Borrower enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Amendment (i) are within such Borrower’s powers, have been duly authorized by all necessary company action, are not in contravention of law or the terms of such Borrower’s by-laws, certificate of incorporation, or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, (ii) will not conflict with or violate any law or regulation, or any judgment, order, writ, injunction or decree of any court or Governmental Body, (iii) will not require the Consent of any Governmental Body or any other Person, except those Consents which will have been duly obtained, made or compiled prior to date hereof and which are in full force and effect, and (iv) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any material agreement, charter document, instrument, by-law or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound.
2.After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct in all material respects except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case each such representation and warranty is true and correct in all material respects as of such specific date, and no Default or Event of Default has occurred and is continuing.
G.Reaffirmation. Except as specifically modified by this Amendment, the Credit Agreement and the other Loan Documents remain in full force and effect in accordance with their respective terms and are hereby ratified, reaffirmed and confirmed by Borrowers.
H.Events of Default. Any failure to comply with the terms of this Amendment will constitute an Event of Default under the Credit Agreement.
I.Integration. This Amendment, together with the Credit Agreement and the Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
J.Severability. If any part of this Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
K.Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or Lenders to amend or otherwise modify any of the provisions of the Credit Agreement and this Amendment shall have no binding force or effect until the

Twelfth Amendment Effective Date.
L.Counterparts; Facsimile Signatures. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
M.Governing Law. This Amendment is a Loan Document and is governed by the Applicable Law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance on, among other things, Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other Applicable Law.
N.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Borrowers, Lenders, Agent, and all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Amendment without the prior written consent of Agent.
O.Attorneys’ Fees; Costs. Borrowers agree to promptly pay, upon written demand, all reasonable and documented attorneys’ fees and costs incurred in connection with the negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys’ fees and costs in connection therewith, in addition to all other relief to which the prevailing party or parties may be entitled.
P.Jury Trial Waiver. To the extent not prohibited by applicable law, each party to this Amendment hereby expressly waives any right to trial by jury of any claim, demand, action, or cause of action 1. arising under this Amendment or any other instrument, document, or agreement executed or delivered in connection herewith, or 2. in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Amendment or any other instrument, document, or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto in each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise and each party hereto hereby consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury, and that any party to this Amendment may file an original counterpart or a copy of this Section with any court as written evidence of the consents of the parties hereto to the waiver of their right to trial by jury. Without limiting the applicability of any other provision of the Credit Agreement, the terms of Article XII of the Credit Agreement shall apply to this Amendment.
Q.Total Agreement. This Amendment, the Credit Agreement, and the other Loan Documents contain the entire understanding among Borrowers, Lenders and Agent and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties, or guarantees not herein contained and hereinafter made have no force and effect unless in writing, signed by Borrowers’ and Agent’s respective officers. Neither this Amendment nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled, or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Amendment and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

VIRCO MFG. CORPORATION,
a Delaware corporation, as a Borrower
By: _____/s/Robert E. Dose_______

Name:	Robert E. Dose

Title:	Vice President
VIRCO INC.,
a Delaware corporation, as a Borrower
By: _____/s/Robert E. Dose_______

Name:	Robert E. Dose

Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent
By: _____/s/Jeanette Vandenbergh___

Name:	Jeanette Vandenbergh
Title:      Senior Vice President